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                                                                  EXHIBIT (d)(5)
                                                                  --------------

                                  May 16, 2001


Mr. E. Philip Saunders
Sugar Creek Corp.
760 Brooks Avenue
Rochester, New York 14619

         RE:      TERMINATION OF OPTIONS TO PURCHASE COMMON STOCK
                  OF HAHN AUTOMOTIVE WAREHOUSE, INC. (THE "COMPANY")
                  --------------------------------------------------

Dear Mr. Saunders:

         Reference is made to an Amended and Restated Agreement and Plan of Merger by and between the Company, Glick, LLC, HAW Acquisition Corp., Eli N. Futerman and Daniel J. Chessin, dated as of May 16, 2001 (the "Merger Agreement"), which provides for the merger of HAW Acquisition Corp. with and into the Company upon the satisfaction of certain conditions (the "Merger").

         Following the completion of the Company's recent 1-for-3 reverse stock split, you are the holder of options to purchase 4,250 shares of common stock of the Company (the "Options").

         By accepting the terms of this letter agreement, for one dollar, and other good and valuable consideration, you agree the Options held by you shall be terminated, and of no further force or effect upon the consummation of the Merger.

         If you agree to these terms, please sign this letter agreement where indicated below.

                                Very truly yours,

                             /s/ Daniel R. McDonald

                                Daniel R. McDonald,
                        Vice President - General Counsel

ACCEPTED AND AGREED
THIS 16TH DAY OF MAY, 2001.

/s/ E. Philip Saunders
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E. Philip Saunders